Exhibit 99.1

Eastside Distilling Names Spirits Industry Veteran Paul Block as Chief Executive Officer

PORTLAND, Ore., June 30, 2020—Eastside Distilling, Inc. (NASDAQ: EAST) today announced the appointment of spirits industry and consumer goods veteran, Paul Block, as the Company’s new Chief Executive Officer, effective July 1, 2020. Block initially joined Eastside as Chairman in April 2020 and will succeed Lawrence Firestone as CEO who helped to successfully implement strong fiscal management at Eastside following his appointment in November 2019.

“I am extremely excited to lead Eastside Distilling as we progress to the next phase of our evolution in becoming a leader in the branding, marketing and sale of craft spirits with a continued focus on strong fiscal management and operational excellence,” commented Paul Block, new Chief Executive Officer and Chairman of Eastside Distilling. “I look forward to working with our enthusiastic team of professionals and our current portfolio of brands as we embark on a high growth strategy. Eastside has tremendous opportunity to grow with our current brands and through accretive bolt-on acquisitions. I look forward to the future with tremendous optimism.”

Early in his career, and over a ten-year period, Paul Block held various positions at Miller Brewing Company in marketing, sales, sales promotions, brand management and new product development ultimately chairing Miller’s Innovation Committee and developing Miller Sharp’s non-alcoholic beer. He was then engaged by Guinness Import Company as Vice President of Marketing to accelerate growth for the Guinness Stout, Bass Ale and Pilsner Urquell Brands. During Block’s three years at Guinness, the company enjoyed over 30% revenue growth from organic sales and acquisition. After Guinness, Mr. Block then served as Chief Marketing Officer, and then VP/General Manager, of Allied Domecq’s Premium USA Spirits Division where he led acquisition, distribution, integration, and product expansion for Stolichnaya Vodka. In addition, Block and his team led the turnaround of Courvoisier from -5% to +10% of sales, repackaged and repositioned Beefeater Gin for accelerated growth to younger consumers and led the USA Premium Spirits Division’s growth as GM at +9% operating profit for two consecutive years.

Later in his career, Mr. Block served as a Chief Executive Officer for over 15 years at Sara Lee Coffee and Tea USA, Merisant Worldwide and SVP Worldwide. As Chief Executive Officer of Sara Lee Coffee and Team, Block and the team turned around operating performance in the first year at +116%. As Chairman and Chief Executive Officer at Merisant Worldwide, Block and the team stabilized the declining Equal Sweetener Brand, created and launched Whole Earth Sweetener Brand and improved Merisant’s balance sheet. Block and team then grew EBITDA 20%, paid down debt and sold the company for a 35% investor IRR. As Chief Executive Officer of SVP Worldwide, a $500MM global leader in home sewing best known for the Singer Brand, Block was recruited to “reinvent” the business model and prepare the company for sale. Mr. Block and the team quickly led a strategic and tactical transformation with extraordinary fiscal results and a robust 3-year plan.

Advertising Age and Brand Week named Mr. Block as one of the “Top Marketers” in the USA. Guinness Import Company named him “Marketing Manager of the Year” and Groupe DANONE awarded him the “Chairman’s Award” for innovation. In addition, the UJA Federation honored Mr. Block with the “Edgar Bronfman Award” for outstanding leadership in the spirits industry.

Effective July 1, 2020, Robert Grammen, who joined the board in June 2020, will become Eastside’s lead independent board member, and chair of the Nominating & Corporate Governance Committee. Lawrence Firestone will resign from the Eastside board effective July 30, 2020.

“I would like to thank Larry Firestone for his leadership of Eastside as he successfully implemented a number of structural changes and processes to improve our working capital position, significantly decreased our cash breakeven point, and improved operational efficiencies during an important time in the history of the company,” Mr. Block continued. “Based on Larry’s leadership, the Eastside platform is extremely well positioned to drive growth in our branded portfolio going forward.”

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon, since 2008. The Company is distinguished by its highly decorated product lineup that includes Redneck Riviera Whiskey with companion brands Granny Rich Reserve and Howdy Dew!, newly acquired Azuñia Tequilas, Burnside Whiskeys, Hue-Hue Coffee Rum, and Portland Potato Vodkas. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Canning + Bottling subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners. For more information visit: www.eastsidedistilling.com or follow the company on Twitter and Facebook.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company’s products in the market; the Company’s success in obtaining new customers; the Company’s success in product development; the Company’s ability to execute its business model and strategic plans; the Company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the financial statements and related information contained in the Company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to our strategic focus, product verticals, anticipated revenue, and profitability. The Company assumes no obligation to update the cautionary information in this release.

Company Contact:

Eastside Distilling

971-888-4264

inquiries@eastsidedistilling.com

Investors:
Robert Blum

Lytham Partners, LLC

(602) 889-9700

east@lythampartners.com